Exhibit 4.3

                                                                  EXECUTION COPY


                        DIAMOND TRIUMPH AUTO GLASS, INC.

                                  $100,000,000

                          9 1/4% SENIOR NOTES DUE 2008

                             NOTE PURCHASE AGREEMENT

                                 MARCH 26, 1998

First Union Capital Markets
BT Alex. Brown Incorporated
Donaldson, Lufkin & Jenrette Securities Corporation
c/o First Union Capital Markets
301 South College Street, TW-10
Charlotte, NC  28288-0606

Ladies and Gentlemen:

                  Diamond Triumph Auto Glass, Inc., a Delaware corporation (the "Company"), proposes to issue and sell (the "Initial Placement") to First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation (collectively, the "Initial Purchasers"), $100,000,000 principal amount of its 9 1/4% Senior Notes Due 2008 (the "Notes"). The Notes are to be issued under an indenture (the "Indenture") to be dated as of the Closing Date (as defined below) between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The Initial Placement is to occur concurrently with, and is conditioned upon, (i) the consummation of a recapitalization of the Company pursuant to a Second Amended and Restated Stock Purchase and Sale Agreement, dated as of January 15, 1998 (the "Stock Purchase Agreement") among the Company, Kenneth Levine and Richard Rutta (together, the "Company Principals"), Green Equity Investors II, L.P. ("GEI") and certain affiliated entities of the Company (the "Affiliated Companies"), whereby (a) the Company will declare and pay a dividend of 3,500 shares of its preferred stock to each of the Company Principals, (b) the Company Principals shall transfer all of the issued and outstanding shares of certain of the Affiliated Companies to the Company and in connection therewith the Company will issue shares of its common stock (the "Stock Purchase Shares") to the Company Principals, (c) certain of the Affiliated Companies will be merged with and into the Company, (d) GEI will purchase (I) 770,000 shares of the Company's common stock, for aggregate consideration of $15.4 million, and (II) 28,000 shares of the Company's preferred stock for aggregate consideration of $28.0 million, (e) certain members of the Company's management will purchase an aggregate of 30,000 shares of the Company's common stock for aggregate consideration of $600,000, and (f) the Company will redeem from the Company principals all of the Stock Purchase Shares and certain other shares of common stock owned by them for cash; each of the transactions described in clauses (a) through (f) above are collectively


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referred to herein as the "Recapitalization," and (ii) the initial borrowing of approximately $14.4 million under a credit facility, to be executed on or prior to the date on which the Notes are issued (the "Bank Facility") among the Company, the lenders named therein and Bankers Trust Company as Administrative Agent. This Agreement, the registration rights agreement, to be dated the Closing Date, between the Initial Purchasers and the Company (the "Registration Rights Agreement"), the Stock Purchase Agreement, the Notes and the Indenture are hereinafter collectively referred to as the "Transaction Documents." The Initial Placement, the offer and resale of the Notes by the Initial Purchasers in accordance with this Agreement, the Recapitalization and the entering into by the Company of the Bank Facility and the initial borrowing thereunder are hereinafter referred to as the "Transactions."

                  The sale of the Notes to the Initial Purchasers will be made without registration of the Notes under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon certain exemptions from the registration requirements of the Securities Act. You have advised the Company that you will offer and sell the Notes purchased by you hereunder in accordance with Section 4 hereof as soon as you deem advisable.

                  In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum, dated March 10, 1998 (the "Preliminary Memorandum"), and a final offering memorandum, dated March 26, 1998 (the "Final Memorandum"). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company, the Transaction Documents and the Transactions. The Company hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Notes by the Initial Purchasers. Unless stated to the contrary, all references herein to the Final Memorandum are to the Final Memorandum at the Execution Time (as defined below) and are not meant to include any amendment or supplement, or any information incorporated by reference therein, subsequent to the Execution Time.

                  As used herein, "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company whether before or after giving effect to the Transactions or (ii) a material impairment of the ability of the Company to execute, deliver or perform any of its obligations under, or the material impairment of the ability of the Trustee and the holders of the Notes (the "Holders") to enforce any obligations under, any of the Transaction Documents. Capitalized terms used herein but not defined have the meaning ascribed to them in the Final Memorandum.

                  1. The Company's Representations and Warranties. The Company represents and warrants to the Initial Purchasers the following:

                  (a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Final Memorandum, at the date hereof, does not and at the Closing Date will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date, will not), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under


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         which they were made, not misleading; provided, however, that the
         Company makes no representation or warranty as to any statements made in or omissions from the Preliminary Memorandum or the Final Memorandum (or any amendment or supplement thereto) in reliance upon and in conformity with information relating to any of the Initial Purchasers furnished to the Company in writing by or on behalf of any of the Initial Purchasers, expressly for use therein.

                  (b) Except as disclosed in the Preliminary Memorandum or the Final Memorandum, no holder of securities of the Company will be entitled to have such securities registered under any registration statement required to be filed by the Company.

                  (c) None of the Company or any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act ("Regulation D")), nor any person acting on its or their behalf (other than the Initial Purchasers or any of their Affiliates, as to whom the Company makes no representation or warranty) has, directly or indirectly:

                           (i) made offers or sales of any security, or
                  solicited offers to buy any security, which is or will be integrated with the sale of the Notes in a manner that would require the registration of the Notes under the Securities Act;

                           (ii) engaged in any form of general solicitation or
                  general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes;

                           (iii) taken any action designed to cause or result
                  in, or that has constituted or that might reasonably be expected to constitute, stabilization or manipulation of the price of the Notes;

                           (iv) except as disclosed in the Preliminary
                  Memorandum or the Final Memorandum, paid or agreed to pay to any person any compensation for soliciting another to purchase any of the Notes;

                           (v) engaged in any directed selling efforts (as that
                  term is defined in Regulation S under the Securities Act ("Regulation S")) with respect to the Notes, and each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers or any of their Affiliates, as to whom the Company makes no representation) has complied with the offering restrictions requirement of Regulation S.

                  (d) The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

                  (e) Assuming the accuracy of your representations contained in
         Section 4 hereof and your compliance with your agreements therein set forth, it is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement and the Final Memorandum to register the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

                  (f) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has the corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction wherein it owns or leases material properties or conducts material business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had or would not have a Material Adverse Effect.

                  (g) All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

                  (h) The Company has the corporate power and requisite authority to execute, deliver and carry out the terms and provisions of the Transaction Documents.

                  (i) Each of the Transaction Documents and each other document or instrument to be delivered by the Company in connection therewith has been, or as of the Closing Date will have been, duly authorized by all necessary corporate action of the Company; this Agreement has been duly executed and delivered by the Company; and each of the other Transaction Documents and each other document or instrument to be delivered in connection herewith or therewith to be executed and delivered by the Company after the date hereof will be duly executed and delivered; and this Agreement is, and such other Transaction Documents and other documents and instruments to which the Company is a party will be, upon their execution and delivery by the Company (and assuming due execution by you and the other parties thereto), the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights and remedies generally ("Bankruptcy Law") or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) ("Equity").

                  (j) The execution, delivery and performance by the Company of the Transaction Documents and each other document and instrument to be executed, delivered or performed by the Company in connection therewith; and the consummation of each of the Transactions, do not and on the Closing Date will not (i) violate any statute, law, ordinance, regulation, rule, order, judgment, writ, injunction or decree of any state, commonwealth, nation, territory, possession, province, county, parish, township, village, municipality or other jurisdiction (singly, "Law," and collectively, the "Laws") applicable to the Company or any judgment, order, writ, injunction or decree of any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of any state, commonwealth, nation, territory, possession, province, county, parish, town, township, village, municipality or other jurisdiction, whether now or hereafter constituted and/or


                                      -4-
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         existing ("Tribunal") binding on the Company, except, other than with respect to the Initial Placement and the offer and resale of the Notes by the Initial Purchasers pursuant to this Agreement, for such violations that individually or in the aggregate would not have a Material Adverse Effect (ii) conflict with, result in a breach or violation of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company is a party or by which the Company or any of its properties are bound ("Contracts"), except, other than with respect to the Initial Placement and the offer and resale of the Notes by the Initial Purchasers pursuant to this Agreement, for such violations that individually or in the aggregate would not have a Material Adverse Effect (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of the Company (other than any liens created under the Bank Facility) or (iv) require any approval of stockholders or any approval or consent of any person under any Contracts except for such approvals or consents which have been obtained and disclosed in writing to the Initial Purchasers.

                  (k) No consent, approval, authorization or order of any Tribunal or other person is required in connection with the execution and delivery by the Company of the Transaction Documents or any other document or instrument to be delivered in connection therewith by the Company or is required in connection with the consummation of the other Transactions, other than any such consent, approval, authorization or order which has been obtained and remains in full force and effect or which has been waived in writing by the Initial Purchasers or such as may be required under applicable state securities or Blue Sky laws.

                  (l) The audited financial statements (including the notes thereto) of the Company included in the Final Memorandum comply as to form in all material respects with the requirements applicable to registration statements on Form S-1 under the Securities Act and fairly present in all material respects the combined financial position of the Company and the results of operations and cash flow thereof as of the dates and periods therein specified. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved. Since the date of the most recent financial statements included in the Final Memorandum, except as described therein and in the notes thereto or in the Final Memorandum, (i) the Company has not incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or Contracts (written or oral) not in the ordinary course of business which liabilities, obligations, transactions or Contracts would, individually or in the aggregate, have a Material Adverse Effect, (ii) except as contemplated by the Stock Purchase Agreement, the Company has not purchased any of its outstanding Capital Stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its Capital Stock, (iii) there has not been any material change in the long-term indebtedness of the Company and (iv) none of the assets of the Company have materially diminished in value. The unaudited pro forma financial statements of the Company included in the Final Memorandum comply as to form in all material respects with the requirements of the Securities Act; the pro forma adjustments have been properly applied to the historical amounts in the compilation of such pro forma statements; the assumptions described in the notes to such


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         pro forma statements provide a reasonable basis for presenting the significant direct effects of the transactions contemplated therein; and such pro forma adjustments comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Securities Act ("Regulation S-X").

                  (m) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for inventory assets is compared with the existing inventory assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (n) The Company is not now, and immediately after giving effect to the consummation of the Transactions, will not be (i) insolvent, (ii) left with unreasonably small capital with which to engage in its anticipated businesses or (iii) incurring debts beyond its ability to pay such debts as they become due. The Company is not in liquidation, administration or receivership nor has any petition been presented for the winding-up of the Company.

                  (o) The Company has, and after consummation of the Transactions will have, good and marketable title to all of its properties and assets, and a valid leasehold interest in all properties held under lease by the Company, and none of the Company and, to the knowledge of the Company, any other party thereto, is in default under any lease, except in each case for such defects or defaults that, singly or in the aggregate, would not have a Material Adverse Effect. All such properties and assets owned or leased are so owned or leased free and clear of liens other than liens permitted under of the definition "Permitted Liens" set forth in the Final Memorandum. None of the material assets of the Company is subject to any restriction which would prevent continuation of the use currently made thereof or which would materially adversely affect the value thereof.

                  (p) The Company is not (i) in violation of its certificate of incorporation or bylaws, (ii) in breach or violation of any Laws or
         (iii) in breach of or default under (nor has any event occurred which, with notice or the passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any Contract, except for any such breach, default, violation or event in each case of (i), (ii) or (iii) which would, individually or in the aggregate, not have a Material Adverse Effect.

                  (q) There is no litigation pending or, to the knowledge of the Company after due investigation, threatened, by, against, or which may relate to or affect (a) any benefit plan or any fiduciary or administrator thereof, (b) the Transactions or (c) the Company which, individually or in the aggregate, would have a Material Adverse Effect. There are no outstanding injunctions or restraining orders prohibiting consummation of any of the Transactions or any other transactions contemplated in connection therewith. The Company is not in default with respect to any judgment, order, writ, injunction or decree of any Tribunal, and there are no unsatisfied judgments against the Company or its businesses


                                      -6-
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         or properties, except for defaults and unsatisfied judgments that individually or in the aggregate would not have a Material Adverse Effect. The Company has not been advised that there is a reasonable likelihood of an adverse determination of any litigation which adverse determination, should it occur, would have a Material Adverse Effect.

                  (r) The proceeds from the issuance and sale of the Notes will be used solely for the purposes specified in the Final Memorandum. None of such proceeds will be used for the purpose of purchasing or carrying any Margin Stock within the meaning of the applicable provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might cause any of the Notes to be considered a "purpose credit" within the meaning of the applicable provisions of Regulation G, T, U or X.

                  (s) All material Tax Returns, foreign and domestic, required to be filed by the Company in any jurisdiction have been timely filed, and all material Taxes (whether or not actually shown on such Tax Returns) for which it is directly or indirectly liable or to which any of its respective properties or assets is subject have been paid other than taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws, regulations or rules. There is no material proposed tax assessment against the Company and, to the best knowledge of the Company, there is no basis for such assessment, except for contested claims.

                  As used herein, the following terms shall have the respective meaning ascribed to each below:

                  "Tax Return" means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

                  "Taxes" shall mean all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income Taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

                  (t) (A) After giving effect to the Transactions, no ERISA Events have occurred or are reasonably expected to occur which individually or in the aggregate resulted in or might reasonably be expected to result in a liability of the Company or any of its ERISA Affiliates which would have a Material Adverse Effect.

                  (B) In accordance with the most recent actuarial valuations, the Amount of Unfunded Benefit Liabilities individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans which have a negative Amount of Unfunded Benefit Liabilities), is not an amount which would have a Material Adverse Effect.

                  As used herein, the following terms shall have the respective meaning ascribed to each below:

                  "Amount of Unfunded Benefit Liability" means, with respect to any Pension Plan, (i) if set forth on the most recent actuarial valuation report with respect to such Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and (ii) otherwise, the excess of
(a) the greater of the current liability (as defined in Section 412(1)(7) of the Internal Revenue Code) or the actuarial present value of the accrued benefits with respect to such Pension Plan over (b) the market value of the assets of such Pension Plan.

                  "Employee Pension Benefit Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (i) which is, or, at any time within the five calendar years immediately preceding the date hereof, was at any time, sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates or (ii) with respect to which the Company retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder and any successor statute, regulations and rulings.

                  "ERISA Affiliate," as applied to any person, means (i) any corporation which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue. Code of which that person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; and
(iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time within the five calendar years immediately preceding the date hereof, a member.


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

                  "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived) or the failure to make any required contribution with respect to any Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company or any of its ERISA Affiliates from any Multiple Employer Plan or the termination of any such Multiple Employer Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by the Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041 A or 4042 of ERISA;
(viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Company or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Sections 406, 409 or 502(i) or (1) of ERISA in respect of any Employee Benefit Pension Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Pension Benefit Plan intended to be qualified under Section 401 (a) of the Internal Revenue Code) to qualify under Section 401 (a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan or Employee Pension Benefit Plan to qualify for exemption from taxation under Section 501
(a) of the Internal Revenue Code; or (x) the imposition of alien pursuant to
Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor code or statute.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any of the Company or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Company or any of its ERISA Affiliates and at least one person other than the Company and its ERISA Affiliates or (ii) was so maintained and in respect of which such Company or ERISA Affiliates could have liability under Section 4064 or Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Pension Plan" means a Single Employer Plan or Multiple Employer Plan.

                  "PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

                  "Single Employer Plan" means a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Company or any of its ERISA Affiliates and no person other than the Company or any of its ERISA Affiliates or (ii) was so maintained and in respect of which such Company or ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  (u) The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act of 1935, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or other Law which regulates the incurrence by the Company of indebtedness, including, but not limited to, Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

                  (v) (A) The Company owns or is licensed to use, and immediately after consummation of the Transactions, will own or be licensed to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Company as currently conducted ("Intellectual Property") except where the failure to own or license the use of such Intellectual Property does not, singly or in the aggregate, have a Material Adverse Effect.

                      (B) To the Company's knowledge, no material claim has
                  been asserted by any person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. To the Company's knowledge, the use of such Intellectual Property by the Company does not infringe on the rights of any person, subject to such claims and infringements as do not, singly or in the aggregate, have a Material Adverse Effect. The consummation of the Transactions will not in any material manner or to any material extent impair the ownership of (or the license to use, as the case may be) such Intellectual Property by the Company.

         (w) After giving effect to the Transactions:

                       (A) the operations of the Company (including, without
                  limitation, as the term is used throughout this Section 1(w), all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws except for any such noncompliance which would not reasonably be expected to have a Material Adverse Effect;

                       (B) The Company has obtained all Permits under
                  Environmental Laws necessary to its operations, and all such Permits are being maintained in good standing, including the timely submission of any renewal applications, and the Company is in compliance with all material terms and conditions of such Permits except for any such failure to obtain, maintain or comply which would not reasonably be expected to have a Material Adverse Effect;

                       (C) the Company is not aware of nor has it received
                  (a) any written notice or claim to the effect that it is or may be liable to any person under any Environmental Law, including without limitation, any notice or claim relating to any Hazardous Materials except as would not reasonably be expected to have a Material Adverse Effect or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss. 9604) or comparable foreign or state laws regarding any matter which could reasonably be expected to result in a Material Adverse Effect, and, to the best of the Company's knowledge, the Company is not nor will it be involved in any investigation, response or corrective action relating to or in connection with any Hazardous Materials at any Facility or at any other location except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                       (D) the Company is not subject to any judicial or
                  administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

                       (E) none of the Company or any of its respective
                  Facilities or operations is subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any actual or potential violation by the Company of or liability of the Company under Environmental Laws or (b) any Environmental Claims except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                       (F) to the best of the Company's knowledge, the
                  Company does not have any contingent liability in connection with any Release or threatened Release of any Hazardous Materials by the Company except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                       (G) to the best of the Company's knowledge, the
                  Company and all predecessors of the Company have filed any notice required under any Environmental Law indicating past or present treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any comparable foreign or state laws;

                       (H) to the best of the Company's knowledge, no
                  Hazardous Materials exist on, under or about any Facility in a manner that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect. The Company has not filed any notice or report of a Release of any Hazardous Materials that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

                       (I) neither the Company nor, to the best of the
                  Company's knowledge, any of the predecessors of the Company, has disposed of any Hazardous Materials in a manner that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

                       (J) to the best of the Company's knowledge, no
                  underground storage tanks or surface impoundments are on or at any Facility; and

                       (K) no lien in favor of any person relating to or in
                  connection with any Environmental Claim has been filed or has been attached to any Facility or other assets of the Company except for any such lien which would not reasonably be expected to have a Material Adverse Effect.

                  Notwithstanding anything in this Section 1(w) to the contrary, no event or condition has occurred which may interfere with present compliance by the Company with any Environmental Law or which could reasonably be expected to result in any liability under any Environmental Law which, individually or in the aggregate, has had a Material Adverse Effect.

                  As used herein, the following terms shall have the respective meaning ascribed to each below:

                  "Environmental Claims" means any allegation, notice of violation, claim, demand, abatement order or other order by any governmental authority or any person for any response or corrective action, any damage, including, without limitation, personal injury (including sickness, disease or death), property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case arising under or relating to any Environmental Law, including without limitation, relating to, resulting from or in connection with Hazardous Materials and relating to the Company or any of its Facilities or predecessors of the Company.

                  "Environmental Laws" means the common law and all statutes, ordinances, orders, rules, regulations, requirements, judgments, policies or decrees relating to (i) pollution, protection, preservation, cleanup or reclamation of the environment, natural resources, human, plant or animal health or welfare, (ii) the Release or threatened Release of Hazardous Materials, (iii) manufacture, processing, treatment, handling, recycling, generation, use, storage, transportation or disposal of Hazardous Materials including, without limitation, investigation, study, assessment, testing, monitoring, containment, removal, remediation, or clean-up of any such Release or (iv) occupational safety and health and industrial hygiene.

                  "Facilities" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its predecessors of the Company.

                  "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substance," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications issued pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any flammable substances or explosives; (iv) any radioactive materials or gases; (v) asbestos; (vi) urea formaldehyde foam insulation; (vii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (viii) pesticides; (ix) lead-based paint; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

                  "Permits" has the meaning ascribed to it in Section 1(x) below.

                  "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or onto or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

                  (x) The Company has, and immediately after the consummation of the Transactions will have, such certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances ("Permits"), and is, and immediately after the consummation of the Transactions will be, in compliance in all material respects with all Laws as are necessary to own, lease or operate its properties and to conduct its businesses in the manner as presently conducted and to be conducted immediately after the consummation of the Transactions except where the failure to have such Permits or to comply with such Laws would not, singly or in the aggregate, have a Material Adverse Effect, and all such Permits are valid and in full force and effect and will be valid and in full force and effect immediately upon consummation of the Transactions. The Company is, and immediately after the consummation of the Transactions will be, in compliance in all material respects with its obligations under such Permits and no event has occurred or will occur as a result of the consummation of the Transactions that allows, or after notice or lapse of time or both would allow, revocation or termination of such Permits except for any such revocation or termination as would not, singly or in the aggregate, have a Material Adverse Effect.

                  (y) The Company carries or is entitled to the benefits of insurance (including self insurance) in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar businesses, and all such insurance is (and will be immediately after the consummation of the Transactions) in full force and effect, except where the failure to carry such insurance or be entitled to the benefits of such insurance does not, singly or in the aggregate, have a Material Adverse Effect.

                  (z) No labor disturbance by the employees of the Company exists or, to the best knowledge of the Company, is threatened and the Company is not aware of any existing or imminent labor disturbance by the employees of the Company's principal suppliers, manufacturers or customers that could, singly or in the aggregate, have a Material Adverse Effect.

                  (aa) Except for the fees and expenses payable to the Initial Purchasers and to Leonard Green & Partners, L.P., which fees and expenses will be paid by the Company on the Closing Date, the Company did not employ any investment banker, broker, finder, consultant, intermediary or other person in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby.

                  Any certificate signed by any officer of the Company and delivered to the Initial Purchasers or their counsel shall be deemed to be a representation and warranty by the Company to the Initial Purchasers as to the matters covered thereby to the extent expressly set forth therein.

                  2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each of the Initial Purchasers, and each of the Initial Purchasers agrees to purchase from the Company, severally and not jointly, at a purchase price equal to 97% of the principal amount thereof, Notes in the respective principal amount set forth opposite its name on Schedule I hereto.

                  3. Delivery and Payment. Delivery of and payment for the Notes shall be made at 10:00 AM, New York City time, on March 31, 1998, which date and time may be postponed by agreement between the Initial Purchasers and the Company (such date and time of delivery and payment for the Notes being herein called the "Closing Date"). Delivery of the Notes shall be made to the Initial Purchasers against payment by the Initial Purchasers of the purchase price thereof to or upon the order of the Company by intrabank transfer payable in same day funds or such other manner of payment as may be agreed by the Company and the Initial Purchasers. Delivery of the Notes and payment for the Notes shall be made at the office of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, NY 10022. Certificates for the Notes shall be registered in such names and in such denominations as the Initial Purchasers may request not less than two full Business Days in advance of the Closing Date.

                  The Company agrees to have the Notes available for inspection, checking and packaging by the Initial Purchasers in New York, New York, not later than 1:00 PM on the Business Day prior to the Closing Date.

                  4. Offering of Notes and the Initial Purchasers' Representations and Warranties. (a) Each of the Initial Purchasers has advised the Company that it is its intention, as promptly as it deems appropriate after the Company shall have furnished it with copies of the Final Memorandum, to resell the Notes pursuant to the procedures and upon the terms and subject to the conditions set forth in the Final Memorandum.

                  (b) Each of the Initial Purchasers represents and warrants to and agrees with the Company that:

                           (i) It is not acquiring the Notes with a view to any
                  distribution thereof within the meaning of the Securities Act or with any present intention of offering or selling any of the Notes in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction.

                           (ii) It has not offered or sold, and it will not
                  offer or sell, any Notes except (x) within the United States to those it reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("QIBs") in transactions meeting the requirements of Rule 144A, (y) to other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who provide to it and to the Company a letter in the form of Exhibit A hereto or (z) outside the United States to persons other than U.S. persons (or the account or benefit of U.S. persons) within the meaning of and in reliance upon Regulation S under the Securities Act. In connection with each sale pursuant to clause (x) above, each Initial Purchaser has taken or will take reasonable steps to ensure that the purchaser of such Notes is aware that such sale is being made in reliance upon Rule 144A.

                           (iii) It is an institutional accredited investor with
                  such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes.

                           (iv) Neither it nor any person acting on its behalf
                  has made or will make offers or sales of the Notes by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act).

                           (v) It has not offered or sold, and prior to the date
                  six months after the issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

                           (vi) It has complied and will comply with all
                  applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

                           (vii) It has only issued or passed on and will only
                  issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

                  5. Agreements. The Company agrees with the Initial Purchasers that:

                  (a) The Company will furnish to the Initial Purchasers and to Cleary, Gottlieb, Steen & Hamilton ("Counsel for the Initial Purchasers"), without charge, during the period referred to in paragraph (c) below, as many copies of the Final Memorandum and any amendments and supplements thereto as they may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering of the Notes and will reimburse the Initial Purchasers for payment of the required PORTAL filing fee.

                  (b) The Company will not amend or supplement the Final Memorandum prior to the completion of the distribution of the Notes by the Initial Purchasers, without the prior written consent of each of the Initial Purchasers.

                  (c) If at any time prior to the completion of the distribution of the Notes acquired by the Initial Purchasers pursuant to this Agreement, during which time you are required to deliver a Final Memorandum in connection with sales of the Notes by you (as reasonably determined by the Initial Purchasers, upon the advice of counsel), any event occurs as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly notify the Initial Purchasers of the same and, subject to the requirements of paragraph (b) of this Section 5, will prepare and provide to the Initial Purchasers pursuant to paragraph (a) of this
         Section 5 an amendment or supplement that will correct such statement or omission or effect such compliance.

                  (d) The Company will arrange for the qualification of the Notes for sale by the Initial Purchasers under the laws of such jurisdictions as the Initial Purchasers may reasonably designate and will maintain such qualifications in effect so long as required by law for the sale of the Notes by the Initial Purchasers; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction in which it is not then so qualified, to file any general consent to service of process or to take any other action which would subject it to general service of process or to taxation in any such jurisdiction where it is not then so subject. The Company will promptly advise the Initial Purchasers of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

                  (e) The Company, whenever it publishes or makes available to the public (by filing with any regulatory authority or securities exchange or by publishing a press release or otherwise) any information that could reasonably be expected to be material in the context of the issue of Notes under this Agreement, shall promptly notify the Initial Purchasers as to the nature of such information or event. The Company will likewise notify the Initial Purchasers of (i) any decrease in the rating of the Notes or any other debt securities of the Company by any nationally recognized statistical rating organization (as defined in Rule 436(g)(2) under the Securities Act) or (ii) any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change, as soon as the Company becomes aware of any such decrease or notice. The Company will also deliver to the Initial Purchasers, as soon as available and without request, copies of its latest yearly and quarterly financial statements and any report of its auditors thereon.

                  (f) The Company will not, and will not permit any of its Affiliates to, resell any Notes that have been acquired by any of them, other than pursuant to an effective registration statement under the Securities Act.

                  (g) Except as contemplated in the Registration Rights Agreement and except as disclosed in the Final Memorandum, none of the Company or any of its Affiliates, nor any person acting on its or their behalf (other than the Initial Purchasers or any of their Affiliates, as to whom the Company expresses no opinion) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act.

                  (h) None of the Company or any of its Affiliates, nor any person acting on its or their behalf (other than the Initial Purchasers or any of their Affiliates, as to whom the Company expresses no opinion) will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes.

                  (i) So long as any Notes remain outstanding, the Company shall provide the Trustee, the holders of the Notes and the Initial Purchasers with such annual reports and such information, documents and other reports (other than exhibits) as are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so provided within 15 days after the times specified for the filing of such information, documents and reports under such Sections. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will, beginning on the earlier of (x) the date on which, pursuant to the Registration Rights Agreement, the Exchange Offer Registration Statement (as defined therein) becomes effective and (y) 730 days following the Issue Date, file with the Commission, to the extent permitted, such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed within 15 days after the times specified for the filing of such information, documents and reports under such Sections. In addition, the Company will make available, upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

                  (j) The Company will cooperate with the Initial Purchasers and use its best efforts to (i) permit the Notes to be designated PORTAL securities in accordance with the Rules and regulations of the NASD relating to trading in the Private Offerings, Resale and Trading through Automated Linkages market ("PORTAL") and (ii) permit the Notes to be eligible for clearance and settlement as described under "Book-Entry; Delivery and Form" in the Final Memorandum.

                  (k) The Company will apply the net proceeds from the sale of the Notes as set forth under "Use of Proceeds" in the Final Memorandum.

                  (l) The Company will conduct its operations in a manner that will not subject the Company to registration as an investment company under the Investment Company Act of 1940, as amended.

                  (m) Each Note will bear a legend substantially to the following effect until such legend shall no longer be necessary or advisable because the Notes are no longer subject to the restrictions on transfer described therein:

         THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF
                  1933, AS AMENDED (THE "SECURITIES ACT"), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER
                  (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR
                  (B) IT IS AN "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN "ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS NOTE RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF U.S. $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE), (D) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED

                  A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS NOTE, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

                  6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Notes shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein at the date and time that this Agreement is executed and delivered by the parties hereto (the "Execution Time") and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder in all material respects and to the following additional conditions:

                  (a) The Company shall have furnished to the Initial Purchasers the opinions of Kramer, Levin, Naftalis & Frankel and Cooperman, Levitt Winikoff, Lester & Newman, P.C. ("Counsel for the Company"), each dated the Closing Date, in form and substance satisfactory to the initial Purchasers to the effect set forth in Exhibit B-1 and B-2 hereto.

                  (b) The Initial Purchasers shall have received from Counsel for the Initial Purchasers such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes and other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents as it reasonably requests for the purpose of enabling it to pass upon such matters.

                  (c) The Company shall have furnished to the Initial Purchasers a certificate dated the Closing Date, signed on behalf of the Company by any two of its Co-Chairmen of the Board and Co-Chief Executive Officers, President, Chief Financial Officer and any Vice President to the effect that the signer of such certificate has carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and that:

                           (i) the representations and warranties of the Company
                  contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied in all material respects with all the agreements and satisfied in all material respects all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

                           (ii) since the date of the most recent financial
                  statements included in the Final Memorandum, there has been no change or development or event involving a prospective change constituting a Material Adverse Effect, except as set forth in or contemplated by the Final Memorandum (exclusive of any amendment or supplement thereto).

                  (d) At the Execution Time and at the Closing Date, KPMG Peat Marwick LLP shall have furnished to the Initial Purchasers a letter or letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, confirming that they are independent public accountants within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants (the "AICPA") and stating in effect that:

                           (i) they have (a) read the incomplete unaudited
                  monthly financial statements for January 31, 1998 prepared by the Company, (b) read the minutes of the meetings of the stockholders, directors and committees of the board of directors of the Company made available to them by the Company and (c) made inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company whether the financial statements referred to in clause (a) above are stated on a basis substantially consistent with that of the audited combined financial statements included in the Final Memorandum.

                           (ii) Nothing came to their attention as a result of
                  the procedures performed in (a), (b) and (c) above that caused them to believe that, (1) at January 31, 1998, there was any change in capital stock, increase in long-term debt or decrease in combined net current assets or stockholders' equity of the Company as compared with amounts shown in the December 31, 1997 audited combined balance sheet included in the Final Memorandum, or (2) for the period from January 1, 1998 to January 31, 1998, there were any decreases, as compared to the corresponding period in the preceding year, in combined net sales or in the total amount of net income, except in all instances for (I) changes, increases or decreases that the Final Memorandum disclosed have occurred or may occur or (II) as set forth in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless said explanation is not deemed necessary by the Initial Purchasers;

                           (iii) they have inquired of certain officials of the
                  Company who have responsibility for financial and accounting matters whether (a) at any specified date not more than three Business Days prior to the date of the letter, there was any change in the capital stock, increase in long-term debt or any decrease in combined net current assets or stockholders' equity of the Company as compared with amounts shown on the January 31, 1998, unaudited combined balance sheet or (b) for the period from January 31, 1998 to any specified date not more than three Business Days prior to the date of the letter, there were any decreases as compared with the corresponding period in the preceding year, in combined net sales or in the total amount of net income. On the basis of these inquiries, nothing came to their attention that caused them to believe that there was any such change, increases or decrease, except in all instances for (I) changes, increases, or decreases, that the Final Memorandum discloses have occurred or may occur or (II) as set forth in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless said explanation is not deemed necessary by the Initial Purchaser;

                           (iv) they have performed certain other specified
                  procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company) set forth in the Final Memorandum, including without limitation the information set forth under the captions "Summary," "Risk Factors," "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Combined Financial Data," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Certain Relationships and Related Transactions," in the Final Memorandum agrees with the accounting records of the Company, excluding any questions of legal interpretation; and

                           (v) as to pro forma financial information,

                           (A) they have read the unaudited pro forma combined
                  financial data included in the Final Memorandum;

                           (B) they have inquired of certain officials of the
                  Company who have responsibility for financial and accounting matters as to the basis for their determination of the pro forma adjustments;

                           (C) they have proved the arithmetic accuracy of the
                  application of the pro forma adjustments to the historical financial amounts in the unaudited pro forma combined consolidated financial data, and as a result of the procedures specified in (A), (B) and (C), nothing came to their attention that caused them to believe that the pro forma adjustments have not been properly applied to the historical amounts in the compilation of the unaudited pro forma combined consolidated financial data included in the Final Memorandum; and

                           (D) they have performed certain other specified
                  procedures as a result of which they determined that certain pro forma information of an accounting, financial, or statistical nature set forth in the Final Memorandum, including without limitation the information set forth under the captions "Summary," "Risk Factors," "Capitalization" and "Unaudited Pro Forma Combined Financial Data" in the Final Memorandum, agrees to or can be derived from the pro forma financial data of the Company or the analysis completed in the preparation of such pro forma financial data, excluding any questions of legal interpretation.

                  All references in this Section 6(d) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the date of the letter or letters.

                           (e) At the Execution Time, Kronick Kalada Berdy & Co.
                  shall have furnished to the Initial Purchasers a letter, dated as of the Execution Time, in form and substance reasonably satisfactory to the Initial Purchasers, confirming that they are independent public accountants within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants (the "AICPA") and stating in effect that

                                    (i) they have (a) read the incomplete
                           unaudited monthly financial statements for January 31, 1998 and January 31, 1997 prepared by the Company, (b) read the minutes of the meetings of the stockholders, directors and committees of the board of directors of the Company made available to them by the Company and (c) made inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company whether the financial statements referred to in clause (a) above are stated on a basis substantially consistent with that of the audited combined financial statements included in the Final Memorandum; and

                                    (ii) they have performed certain specified
                           procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company) set forth in the Final Memorandum, including without limitation the information set forth under the captions "Summary," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Certain Relationships and Related Transactions," in the Final Memorandum, agrees with the accounting records of the Company, excluding any questions of legal interpretation.

                  All references in this Section 6(e) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the date of the letter.

                  (f) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Memorandum and prior to the Closing Date, there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (d) of this
         Section 6, or (ii) any change, or any development involving a prospective change, in or affecting the business or properties of the Company, the effect of which, in any case referred to in clause (i) or
         (ii) above, is, in the judgment of the Initial Purchasers, so material and adverse as to make it impractical or inadvisable to market the Notes as contemplated by the Final Memorandum.

                  (g) Subsequent to the respective dates as of which information is given in the Final Memorandum and after giving effect to the Transactions, (i) the Company shall not have incurred any material liability or obligation, direct or contingent, or entered into any material transaction not in the ordinary course of business; (ii) the Company shall not have purchased any of its outstanding Capital Stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its Capital Stock; (iii) there shall not have been any material change in the Capital Stock of the Company or in the short-term debt or long-term debt of the Company; and (iv) none of the assets of the Company shall have materially diminished in value, except in each case as described in or contemplated by the Final Memorandum.

                  (h) Subsequent to the Execution Time and prior to the Closing Date, there shall not have been any decrease in the rating of the Notes by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g)(2) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

                  (i) On or prior to the Closing Date, each of the Transaction Documents (including any amendments thereto) shall have been duly authorized, executed and delivered by each of the parties thereto, and the Initial Purchasers shall have received copies of each such Transaction Document (including any amendments thereto) as so executed and delivered in the form provided to the Initial Purchasers on or before the date hereof except for changes approved by the Initial Purchasers or changes which do not materially affect the rights or obligations of the Company.

                  (j) The Company shall have been advised by the National Association of Securities Dealers, Inc. (the "NASD") that the Notes have been designated PORTAL eligible securities in accordance with the Rules and regulations of the NASD relating to trading in the Private Offerings, Resales and Trading through Automated Linkages Market (the "PORTAL Market").

                  (k) On or before the Closing Date, all conditions to borrowings under the Bank Facility shall have been satisfied or waived, the initial borrowings thereunder shall have occurred concurrently with the closing of the sale of the Notes hereunder as contemplated in the Final Memorandum and all representations and warranties of the Company contained in the Bank Facility shall be true and correct in all material respects on the Closing Date as if made on the Closing Date.

                  (l) On or before the Closing Date, all conditions to consummation of the Recapitalization pursuant to the Stock Purchase Agreement shall have been satisfied or waived, the consummation of the Recapitalization shall have occurred concurrently with the closing of the sale of the Notes hereunder as contemplated in the Final Memorandum and all representations and warranties of the Company contained in the Stock Purchase Agreement shall be true and correct in all material respects on the Closing Date as if made on the Closing Date.

                  (m) Prior to the Closing Date, the Company shall have furnished to the Initial Purchasers such further information, certificates and documents as the Initial Purchasers may reasonably request.

                  If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Initial Purchasers and Counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be canceled at the Closing Date by the Initial Purchasers. Notice of such cancellation shall be given to the Company in writing or by telephone or by telegraph confirmed in writing.

                  The documents required to be delivered by this Section 6 will be delivered at the office of Counsel for the Initial Purchasers on the Closing Date.

                  7. Reimbursement of Expenses; Fees. The Company will, whether or not the sale of the Notes provided for herein is consummated, pay all expenses incident to the performance of its obligations under this Agreement and the offering documents, including the fees and disbursements of its accountants and counsel, the costs of printing or other production and delivery of the Preliminary Memorandum, the Final Memorandum, all amendments thereof and supplements thereto, each Transaction Document and all other documents relating to the offering of the Notes, the costs of preparing, printing, packaging and delivering the Notes, the fees and disbursements, including reasonable fees of counsel incurred in compliance with Section 5(d), the fees and disbursements of the Trustee and the fees of any agency that rates the Notes, and the fees and expenses, if any, incurred in connection with the admission of the Notes for trading in the PORTAL Market.

                  8. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless the Initial Purchasers, the directors, officers, employees and agents of the Initial purchasers and each person who controls any of the Initial Purchasers within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum or any information provided by the Company to any Holder or prospective purchaser of Notes pursuant to Section 5(i), or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information relating to the Initial Purchasers furnished to the Company by or on behalf of the Initial Purchasers specifically for inclusion therein; and, provided, further, that with respect to any untrue statement or omission of material fact made in the Preliminary Memorandum, the indemnity agreement contained in this Section 8(a) shall not inure to the benefit of the Initial

Purchasers to the extent that any such losses, claims, damages or liabilities asserted against the Initial Purchasers occurs under circumstances where it shall have been determined by a court of competent jurisdiction by final and nonappealable judgment that (x) the Company had previously furnished copies of the Final Memorandum to the Initial Purchasers as required by this Agreement,
(y) the untrue statement or omission of a material fact contained in the Preliminary Memorandum was corrected in the Final Memorandum and (z) there was not sent or given to such person asserting any such losses, claims, damages or liabilities, at or prior to the written confirmation of the sale of Notes to such person, a copy of the Final Memorandum. Notwithstanding the foregoing, in the event that it is finally determined by a court of competent jurisdiction that indemnification under this Section 8(a) is not available to an indemnified party, expenses paid in advance of the final disposition of such claim shall be repaid to the Company by such indemnified party. This indemnity agreement will be in addition to any liability which the company may otherwise have.

                  (b) The Initial Purchasers agree to indemnify and hold harmless the Company, its directors, officers, employees and agents and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act to the same extent as the foregoing indemnity from the Company to the Initial Purchasers, but only with reference to written information relating to the Initial Purchasers furnished to the Company by or on behalf of the Initial Purchasers specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which the Initial Purchasers may otherwise have. The Company acknowledges that the statements set forth in the last paragraph of the cover page and under the headings "Transfer Restrictions" and "Plan of Distribution" in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or Final Memorandum (or in any amendment or supplement thereto).

                  (c) Promptly after receipt by an indemnified party under this
         Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall have authorized the indemnified party to employ separate counsel at the expense of the indemnifying party; provided further, that the indemnifying party shall not be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) representing all the indemnified parties under paragraph (a) or paragraph (b) above. An indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgement with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not an indemnified party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

                  (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable or insufficient to hold harmless an indemnified party for any reason, the Company, on the one hand, and the Initial Purchasers, on the other, agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which the Company, on the one hand, and any Initial Purchaser, on the other, may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and by the Initial Purchasers, on the other, from the offering of the Notes; provided, however, that in no case shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Notes purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company, on the one hand, and any Initial Purchasers, on the other, shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, on the one hand, and of any Initial Purchaser, on the other, in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses), and benefits received by any Initial Purchaser shall be deemed to be equal to the total purchase discounts and commissions received by such Initial Purchaser from the Company in connection with the purchase of the Notes hereunder. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission relates to information provided by the Company or any Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, expenses or judgments referred to in this paragraph (d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls any of the Initial Purchasers within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of the Initial Purchasers shall have the same rights to contribution as the Initial Purchasers, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee and agent of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

                  9. Termination. This Agreement shall be subject to termination by notice given by the Initial Purchasers to the Company prior to delivery of and payment for the Notes if, after the date hereof and prior to such time, there shall have occurred a material adverse change in the condition of the financial, banking or capital markets the effect of which, in the judgment of the initial Purchasers, makes it impractical to market the Notes or to enforce sale contracts with respect to the Notes.

                  10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company or any of its officers, directors or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Notes. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

                  11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchasers, will be mailed, delivered or telecopied and confirmed to it at 301 South College Street, TW-10, Charlotte, NC 28288-0606, Telecopy No.: (704) 383-9527, Attention: Eric Lloyd; or, if sent to the Company, will be mailed, delivered or telecopied and confirmed to them at 220 Division Street, Kingston, PA 18704, Telecopy No.:
(717) 287-2149, Attention: General Counsel.

                  12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the officers and directors and controlling persons referred to in
Section 8 hereof, and, except as expressly set forth in Section 5(i) hereof, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person, firm, corporation or other entity any legal or equitable right, remedy or claim under or in respect to this Agreement or any provisions herein contained. No purchaser of Notes from the Initial Purchasers shall be deemed to be a successor merely by reason of such purchase.

                  13. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

                  14. Business Day. For purposes of this Agreement, "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of Charlotte, North Carolina or of New York, New York, or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

                  15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this Agreement and your acceptance shall represent a binding agreement among the Company and the Initial Purchasers.

                                          Very truly yours,

                                          DIAMOND TRIUMPH AUTO GLASS, INC.


                                          By:     /s/ Kenneth Levine
                                                  ------------------------------
                                                  Name:  Kenneth Levine
                                                  Title: CEO



The foregoing Agreement is hereby
confirmed and accepted as of the
date first written above on behalf of itself and the other Initial Purchasers

FIRST UNION CAPITAL MARKETS,
A DIVISION OF WHEAT FIRST SECURITIES, INC.


 By:  /s/ Eric Lloyd
      ---------------------------
      Name:  Eric Lloyd
      Title: Director